EXHIBIT H2
                                  CONTRACT


                           PRINCIPAL TRUST COMPANY

Delaware Charter Guarantee & Trust Company, conducting business as Principal Trust Company ("Delaware Charter") and Valley Forge Management Corporation ("Valley Forge") (each a "Party" or collectively "Parties") have as of the 1st day of January, 2004 entered into the following agreement.

WHEREAS Delaware Charter has agreed to provide directed trustee and related recordkeeping services for Valley Forge Customers ("Customers") who desire to establish self-directed investment accounts at Valley Forge or an affiliate or agent for use in the Delaware Charter 401(a) qualified plans(individual 401(k), profit sharing, money purchase pension), individual retirement accounts, 403(b)(7) custodial accounts and educational savings accounts (collectively the "Tax-Advantaged Savings Accounts").

WHEREAS Valley Forge Management Corporation has agreed to provide account information for mutual Customers of Delaware Charter and Valley Forge.
NOW THEREFORE, in consideration of the promises and mutual convenants hereinafter contained, the Parties agree as presented in detail in a service agreement dated December 29, 2003 signed by Susan C. Judge, Senior Vice President,Partnership Services and IT of the Delaware Charter Guarantee & Trust Company and Bernard B. Klawans, President, Valley Forge Management Corporation.